EXHIBIT 10.36

Certain identified information has been omitted from this document pursuant to Item 601(b)(10) of Regulation S-K because it is not material, is the type that the registrant treats as private or confidential and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

TRADEWEB
MASTER DATA LICENSE AGREEMENT
This Master Data License Agreement (this “Agreement”), effective as of November 1, 2023 (the “Effective Date”), is between Tradeweb Markets LLC, a Delaware limited liability company (“Tradeweb”), Refinitiv US LLC (f/k/a Thomson Reuters (Markets) LLC), a Delaware limited liability company and Refinitiv US Organization LLC (f/k/a Thomson Reuters (GRC) Inc.), a Delaware limited liability company (together, “Refinitiv”) (each a “Party” and together, the “Parties”).
WHEREAS, Tradeweb and Refinitiv previously executed the Second Amended & Restated Market Data Agreement, dated November 1, 2018, as amended (the “Second A&R Market Data Agreement”); and
WHEREAS, in consideration of certain mutually agreed updates and modifications, Tradeweb and Refinitiv wish to amend and restate the Second A&R Market Data Agreement.
NOW, THEREFORE, it is mutually agreed that, as of the Effective Date, this Agreement shall amend and restate in its entirety the Second A&R Market Data Agreement, and the terms thereof are replaced and superseded by the terms of this Agreement.
1.    Data Schedules; Subscribers.
1.1    Each data set licensed by Tradeweb to Subscriber under this Agreement (the “Licensed Data”) and each data service provided by Tradeweb to Subscriber under this Agreement (the “Data Services”) is described on a data schedule executed by Tradeweb and Subscriber (each, a “Data Schedule”). Each Data Schedule is incorporated into and is a part of this Agreement. If a provision in a Data Schedule conflicts with any other provision in this Agreement, the former governs to the extent of the conflict.
1.2    As used herein, “Subscriber” means Refinitiv US LLC and all Affiliates thereof that are not on the Restricted List (as defined herein). For purposes of this Agreement, an “Affiliate” of a Party means any Person that directly or indirectly, through one or more intermediaries, now or hereafter Controls, is Controlled by, or is under common Control with that Party (but only while the Person meets those requirements); provided, however, that for purposes of this Agreement Tradeweb, its subsidiaries and its parent, Tradeweb Markets Inc. (the “Tradeweb Entities”) shall not be deemed to be Affiliates of any Subscriber and a Subscriber shall not be deemed to be Affiliates of any Tradeweb Entities; “Control” means the right to exercise, directly or indirectly, the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; and “Person” means any (i) individual or (ii) partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization, or other legal entity or organization.
2.    Grant of License; Use of Data; Data Services.
2.1    Subject to the terms of this Agreement, Tradeweb (i) hereby grants to Subscriber the license to the Licensed Data that is set forth in the applicable Data Schedule, for the period set forth in the applicable Data Schedule (the “License Period”) solely for the purposes set forth therein (the “Purpose”) and (ii) shall provide to Subscriber the Data Services set forth on the applicable Data Schedule for the corresponding term of service also set forth on that Data Schedule (and for the avoidance of doubt any deliverables or output of the Data Services shall be Licensed Data hereunder). Except as otherwise permitted by Section 2.7 or as expressly set forth in a Data Schedule, the Licensed Data and Data Services may only be accessed and used by those employees and contractors of the Subscriber who have a reasonable need to access such Licensed Data or receive such Data Services in furtherance of the Purpose set forth in a Data Schedule (such employees and contractors, “Subscriber Users”). Subscriber shall comply with all third-party data provider terms applicable to each set of Licensed Data and provision of Data Services, which terms may be made available on Tradeweb’s website or in a Data Schedule.
2.2    Subscriber (i) shall ensure that its Subscriber Users comply with all applicable terms of this Agreement, (ii) is liable for breaches of this Agreement by its Subscriber Users in the same manner as if Subscriber had breached this Agreement, and (iii) acknowledges that a breach of this Agreement by any of its Subscriber Users is a breach of this Agreement by Subscriber.
2.3    Except to the extent expressly set forth in a Data Schedule with respect to the Licensed Data or Data Services provided thereunder, Subscriber shall not, nor attempt to, permit, or enable any other Person to (i) transfer, sell, lease, license, sublicense, distribute, disclose, divulge, or make available the Licensed Data (or any analysis thereof) or the Data Services to, or permit use of or access to the Licensed Data by, any Person (other than Subscriber Users), (ii) alter, copy, modify, or create derivative works of the Licensed Data (including Derived Data (as defined below)) or use the Licensed Data or Data Services to create any algorithm, product, or service, (iii) reverse engineer, disassemble, decompile, decode, or otherwise derive or gain access to the sources of the Licensed Data or methods used to compile the Licensed Data, (iv) remove, alter, or obscure any proprietary or restrictive notice or legend contained or included in or on any Licensed Data or Data Services, (v) contest, challenge, or otherwise make any claim or take any action adverse to Tradeweb’s ownership of, or interest in, the Licensed Data or Data Services, (vi) use the Licensed Data or Data Services in any manner or for any purpose that infringes, misappropriates, or otherwise violates any intellectual property right or other right of any Person, or that violates any applicable Laws or Policies (as each is defined below), (vii) use the Licensed Data as a benchmark, or (viii) use the Licensed Data or Data Services in any way (a) that may reasonably be expected to damage the reputation of, or bring into disrepute, the Licensed Data or Data Services, the administrator for the Licensed Data or Data Services, as identified on the applicable Data Schedule (the “Administrator”), if any, or Tradeweb or any of Tradeweb’s Affiliates or (b) to create, market, or distribute any product or service that is competitive with any product or service offered by Tradeweb or any of Tradeweb’s Affiliates (or the Administrator, as applicable). If Subscriber becomes aware of any unauthorized use of the Licensed Data or Data Services, Subscriber shall (x) promptly notify Tradeweb and (y) reasonably cooperate with Tradeweb in investigating and halting such unauthorized use.
2.4    Subscriber shall (i) use efforts which are in no event less than (x) general industry standard and (y) substantially similar to those it uses for its own proprietary and intellectual property rights, to protect and safeguard the proprietary and intellectual property rights of Tradeweb and its licensors with respect to the Licensed Data and Data Services and prevent any (a) unlawful use of the Licensed Data or Data Services or (b) use in violation of this Agreement, in each case, by using at least the same degree of care (including installing suitable, up-to-date control and security systems) that Subscriber uses to protect its own information and intellectual property, but in any event not less than a reasonable degree of care and (ii) comply with any additional commercially reasonable security obligations with respect to the Licensed Data provided by Tradeweb to Subscriber.

2.5    Where a Data Schedule indicates that Subscriber or a Distribution Customer (as defined herein) is authorized to create, compile, or derive data from or on the basis of the Licensed Data, whether as a result of the manipulation, dissemination, or processing of the Licensed Data and/or combination of the Licensed Data with other data or otherwise (“Derived Data”), such authorization is provided on the conditions that (i) the Licensed Data cannot be reverse engineered or otherwise identified from analysis or further processing of the Derived Data and (ii) the Derived Data cannot be used as a replacement or substitute for the Licensed Data. Use and distribution of such Derived Data may be additionally restricted as set forth in such applicable Data Schedule. Tradeweb acknowledges that it has no intellectual property rights in any Derived Data created by Subscriber or its Distribution Customers as permitted by this Agreement. For the avoidance of doubt, any Licensed Data used in the creation of Derived Data shall remain the sole and exclusive property of Tradeweb and no rights to such Licensed Data beyond those granted under this Agreement is or shall be transferred to Subscriber or its Distribution Customers.
2.6    Where a Data Schedule indicates that Subscriber is authorized to publish or provide any other Person access to and/or use of the Licensed Data (or any portion thereof) or Data Services, including on a website, Subscriber shall (i) identify Tradeweb Markets LLC or its designee as the owner and source of that Licensed Data and Data Services and (ii) except as otherwise set forth in the applicable Data Schedule, include the following proprietary notice: “© [Year] Tradeweb Markets LLC All rights reserved. The information, data and analysis contained herein (a) include the proprietary information of Tradeweb or its Affiliates and their content providers, (b) may not be copied or further disseminated except as specifically authorized by Tradeweb, (c) do not constitute investment advice, (d) are provided solely for informational purposes, and (e) are not warranted to be complete, accurate, or timely.”
2.7    Where a Data Schedule indicates that Subscriber may disseminate or redistribute the Licensed Data (in its raw form, whether alone or comingled with other raw data) externally (and therefore act as a “Redistributor”), unless otherwise set forth in that Data Schedule, (i) Subscriber shall not redistribute any Licensed Data using a third party and (ii) Subscriber shall ensure that Licensed Data is distributed only to recipients (“Distribution Customers”) who have executed or otherwise accepted a market data subscription agreement with Subscriber which, among other things includes a prohibition on the creation of derived data (except as expressly permitted under the relevant Data Schedule) and agreement to Tradeweb’s supplemental terms of use as set forth on Schedule A hereto, including any supplements thereto for any particular Licensed Data as set forth on the relevant Data Schedule (collectively, as applicable, “Tradeweb Supplemental Terms”). Notwithstanding anything to the contrary set forth herein, Subscriber may permit Distribution Customers to provide Licensed Data to a Governmental Authority solely to the extent specifically requested by such Governmental Authority for the purposes of investigating such Distribution Customer’s compliance with laws and regulations. Subscriber shall promptly inform Tradeweb of any breach or threatened breach of any market data subscriber agreement or other sublicense agreement involving Licensed Data or the Tradeweb Supplemental Terms, and shall use commercially reasonable efforts to remedy or prevent such breach or threatened breach. If Tradeweb reasonably suspects that a Distribution Customer is not complying with its contractual or legal obligations with respect to Licensed Data or Data Services, Subscriber shall, upon request by Tradeweb, promptly investigate the issue and provide the findings of such investigation (including any plans for remediation, if necessary) to Tradeweb. The parties shall cooperate on any subsequent remediation efforts.
2.8    Notwithstanding any other provision of this Agreement, Subscriber shall not, and shall cause any third party authorized to redistribute Licensed Data pursuant to a Data Schedule (an “Approved Third Party Redistributor”), if applicable, not to, without the prior written consent of Tradeweb, (a) distribute Licensed Data for Individual Use to any trading venue (including voice brokerage) that is owned or operated by any Person set forth on Schedule B-1 (the “Individual Use Restricted List”) or any Person reasonably known to be Affiliates of such Person (in each case, an “Individual Use Restricted Party”), (b) distribute Licensed Data for Enterprise Use, or distribute Derived Data for Forward Use, to any trading venue (including voice brokerage) that is owned or operated by any Person set forth on Schedule B-2 (the “Enterprise Use Restricted List” and, together with the Individual Use Restricted List, the “Restricted Lists”) or any Person reasonably known to be Affiliates of such Person (in each case, an “Enterprise Use Restricted Party” and, together with the Individual Use Restricted Parties, the “Restricted Parties”); provided that Affiliates of Subscriber shall not be Individual Use Restricted Parties or Enterprise Use Restricted Parties unless they are specified on the relevant Restricted List. In the event that Tradeweb notifies Subscriber in writing of its reasonable belief that Licensed Data (or Derived Data, as applicable) has been distributed by Subscriber or its Affiliates to a Restricted Party to an extent not permitted by this Section 2.8, Subscriber shall investigate such matter in cooperation with Tradeweb and if such distribution has been made to an extent not permitted by this Section 2.8, Subscriber shall discontinue such distribution as soon as reasonably practicable unless Tradeweb grants a waiver with respect thereto in accordance with this Section 2.8. Notwithstanding the foregoing, (i) any Person (or business) that becomes an Affiliate of Subscriber after the Effective Date (by law, by contract, or in connection with a merger, consolidation, or acquisition of all, or substantially all, of the relevant business, assets or interests thereof) shall automatically be added to the Restricted Lists, and (ii) Tradeweb may, from time to time, update the Restricted Lists with the consent of Subscriber, such consent not to be unreasonably withheld or delayed. Tradeweb agrees to consider, on a case-by-case basis, any reasonable requests from Subscriber to waive or limit the application of one or both Restricted Lists, such limitation or waiver not to be unreasonably withheld; provided, however, that without limiting the generality of the foregoing, Tradeweb will not be deemed to be unreasonably withholding consent with respect thereto if Tradeweb reasonably believes that granting such limitation or waiver would create a material competitive concern for Tradeweb or its subsidiaries. For the avoidance of doubt, nothing in this Section 2.8 shall restrict Subscriber or its Affiliates from engaging in any merger, acquisition, asset sale, disposition or any other type of business combination with any Person listed on a Restricted List or any of their respective Affiliates (or any such Person’s or its Affiliates’ successors or assigns); provided, however, that the obligations in this Section 2.8 will continue to apply during and after any such activity. As used in this Section 2.8, “Individual Use” means, (x) with respect to Licensed Data covered by Data Schedule 1, the Purpose set forth in Data Use Case Annex 1 thereto, (y) with respect to Licensed Data covered by Data Schedule 4, Purpose #1 set forth therein, and (z) with respect to future Licensed Data covered by a new Data Schedule, as set forth in such Data Schedule; “Enterprise Use” means, (x) with respect to Licensed Data covered by Data Schedule 1, the Purpose set forth in Data Use Case Annex 2 thereto, (y) with respect to Licensed Data covered by Data Schedule 4, Purpose #2 set forth therein, and (z) with respect to future Licensed Data covered by a new Data Schedule, as set forth in such Data Schedule; “Forward Use” means any redistribution, by a Distribution Customer, of (x) Derived Data, or (y) derived data created using Derived Data.
2.9    Subscriber shall, at its own cost and expense, provide and maintain all computer or telecommunications equipment, operating platforms, software, and connections (collectively, “Subscriber Infrastructure”) necessary to receive and use the Licensed Data and Data Services.
2.10    Tradeweb and Subscriber agree to create a joint steering committee, comprised of senior representative designated by Subscriber and Tradeweb that will meet quarterly, on dates and times mutually agreed, to discuss matters relating to this Agreement, including but not limited to (i) the Restricted Lists, (ii) Usage Reporting, and (iii) Derived Data creation and distribution.

3.    Change in Licensed Data and Data Services; Suspension.
3.1    To the extent necessary in its reasonable discretion, Tradeweb may change the format, content (but not fundamental nature), or manner of delivery of certain Licensed Data, or the manner in which certain Data Services are provided, and, to the extent that those changes would require Subscriber to make modifications to its mode of operation or to its Subscriber Infrastructure, Tradeweb shall provide at least 30 days’ advance written notice to Subscriber. If Subscriber reasonably determines in good faith that any such modifications would have a material adverse effect on Subscriber even after it were to take commercially reasonable efforts to mitigate, then Subscriber may notify Tradeweb of such effect. The Parties shall discuss in good faith such change, and if the Parties cannot come to a mutual agreement concerning such change within 30 days following Tradeweb’s receipt of such notice, or such extended period of time mutually agreed upon by the Parties, then Subscriber may immediately terminate this Agreement with respect to such relevant Licensed Data or Data Services (as applicable) by providing written notice to Tradeweb following the end of that discussion period and Subscriber shall receive a prorated refund of any prepaid Fees with respect to such relevant Licensed Data or Data Services.
3.2    Tradeweb may also, in its reasonable discretion and upon notice to Subscriber, suspend transmission of all or any part of the Licensed Data or cease provision of the Data Services to Subscriber in the event (i) of any material breach of this Agreement by Subscriber which, if capable of cure, remains uncured for more than 30 days, and for so long as such breach remains uncured; (ii) of any failures, malfunctions, faults or errors with Subscriber’s connectivity to and technical capabilities with respect to the Licensed Data or Data Service, which have a material adverse effect on Tradeweb’s ability to perform its obligations hereunder; (iii) of security breaches of Subscriber’s systems or conduct by Subscriber or its Subscriber Users that could reasonably be considered to damage Tradeweb’s or the Administrator’s (if applicable) reputation; (iv) of the request or requirement by any Governmental Authority (as defined herein); (v) of the fundamental modification or termination of (a) an agreement between Tradeweb and a third party or (b) a third party’s materials or other input, in each case, upon which all or part of the Licensed Data or Data Services depend; or (vi) all or part of the Licensed Data or Data Services (x) become illegal or contrary to any Laws or Policies; or (y) become subject to a claim or potential claim that they infringe or violate the rights of any third party. Tradeweb shall use commercially reasonable efforts to reinstate transmission or provision as soon as reasonably practicable under the then-current circumstances. If any suspension of Licensed Data or termination of Data Services in accordance with this Section 3.2 continues for 30 days or more, Subscriber may terminate the applicable Data Schedule solely with respect to such Licensed Data or Data Services by providing Tradeweb with immediate notice of such termination. If such suspension was due to clauses (iv), (v) or (vi) and Subscriber terminates the applicable Data Schedule with respect to the applicable Licensed Data or Data Services in accordance with this Section 3.2, Subscriber shall receive a prorated refund of any prepaid Fees with respect to such Licensed Data or Data Services.
4.    Compliance with Law and Other Policies. Each Party shall comply with all applicable (i) laws, rules, regulations, rulings, judgments, orders, and approvals of any federal, state, local, national, or supranational (a) government, (b) governmental, legislative, regulatory, military, police, or administrative authority, agency, department, or commission, or (c) court, tribunal, or judicial, or arbitral body of competent jurisdiction (each, a “Governmental Authority”) (collectively, “Laws”), and (ii) rules, guidance, policies, and practices of securities and futures exchanges and clearing houses, alternative trading facilities, and all other regulatory and self-regulatory organizations (collectively, “Policies”), in each case, with respect to Subscriber, its use, and with respect to Tradeweb, its provision, of the Licensed Data and Data Services.
5.    Ownership. Tradeweb reserves all rights in and to the Licensed Data and the Data Services, including all intellectual property and other proprietary rights, not expressly granted by Tradeweb to Subscriber under this Agreement. Under no circumstances will anything in this Agreement be construed as granting to Subscriber, by implication, estoppel, or otherwise, any rights in or to the Licensed Data or Data Services or other intellectual property or proprietary rights of Tradeweb other than the express license granted in Section 2.1. Subscriber acknowledges that, as between the Parties, Tradeweb owns all rights, including all intellectual property rights, in and to the Licensed Data and Data Services. Subscriber further acknowledges that: (i) the Licensed Data is an original compilation protected by U.S. and international copyright and other intellectual property Laws, (ii) Tradeweb and its licensors have dedicated substantial resources to collect, manage, verify, select, coordinate, develop, present, supply, and compile the Licensed Data, and (iii) the Licensed Data constitutes trade secrets of Tradeweb and its licensors. If Subscriber acquires any rights, including any intellectual property or other proprietary rights, in the Licensed Data or Data Services, then Subscriber hereby irrevocably assigns to Tradeweb all such rights for no additional consideration. In addition, other than the express license granted in Section 2.1, Subscriber acknowledges that no rights in any intellectual property licensed to Tradeweb under any agreement with a third party are granted hereunder by Tradeweb to Subscriber if the grant of such rights would violate the terms of such third party agreement; provided, that at Subscriber’s reasonable request, Tradeweb shall use commercially reasonable efforts to obtain approval for a grant of such rights to Subscriber from the relevant third Person; and provided, further, that Subscriber shall be responsible for payment of any additional royalties or fees required to obtain the grant of such rights.
6.    Feedback. Subscriber hereby grants Tradeweb a perpetual, irrevocable, worldwide license to use any suggestion or idea for the Licensed Data and Data Services that Subscriber communicates to Tradeweb (“Feedback”), without compensation, without any obligation to report on such use, and without any other restriction. The foregoing license includes, without limitation, the right to exploit Feedback in any and every way, as well as the right to grant sublicenses and otherwise disclose any Feedback to the public.
7.    Fees.
7.1    Subscriber shall pay Tradeweb (or its designee) the fees and other amounts as set forth in each Data Schedule, as may be updated from time to time in accordance therewith (the “Fees”). Except as otherwise set forth in a Data Schedule, all amounts in this Agreement are in U.S. dollars.
7.2    The Fees shall be payable in the manner set forth in the applicable Data Schedule or, in the event a Data Schedule is silent, Subscriber shall pay the Fees within 30 days following its receipt of an invoice. Tradeweb may charge, and in such case Subscriber shall pay to Tradeweb, interest on the aggregate amount of any amounts that are not paid on or before the date those payments are due under this Agreement at a rate per annum equal to the lesser of (i) 1.5% per month and (ii) the highest rate permitted by applicable Law, calculated based on the number of calendar days those payments are due and outstanding until (and including) the date those payments are paid.
7.3    To the extent Usage Reporting is required with respect to any Licensed Data pursuant to Section 8.1: (i) for any Fees are charged based on variable reported factors (e.g., a fee per number of end users or a revenue share), Tradeweb will invoice those Fees based on such Usage Reporting (including revising previous invoices as necessary), provided that doing so shall not limit Tradeweb’s rights under Section 8, (ii) if that Usage Reporting indicates that Subscriber exceeded its authorized use for that Licensed Data set out in the applicable Data Schedule (if any), then, in addition to any rights and remedies Tradeweb has under this Agreement and otherwise at Law and in equity, Tradeweb may revise the Fees owed by Subscriber for that Licensed Data taking into account (among other things) Tradeweb’s then-current price list, or (iii) if that Usage Reporting is not submitted for that Licensed Data when due, Tradeweb may estimate the Fees payable by Subscriber for that Licensed Data.

7.4    To the extent Usage Reporting is required with respect to any Licensed Data pursuant to Section 8.1 and Subscriber believes that it has overpaid Fees for that Licensed Data because of inaccurate Usage Reporting, then Subscriber may request a refund of such overpaid Fees. Upon any such request, Tradeweb may exercise its audit and inspection rights set forth in Sections 8.2 to determine the accuracy of that Usage Reporting. Any request by Subscriber for repayment of overpaid Fees based on inaccurate Usage Reporting must be made within three months following the end of the time frame to which the inaccurate report relates, and Tradeweb has no obligation to consider any request made after this period. If following a request for refund made by Subscriber in accordance with this Section 7.4, Tradeweb determines that Subscriber overpaid Fees, Tradeweb shall issue a refund to Subscriber of such overpaid Fees.
7.5     All amounts payable by Subscriber under this Agreement are exclusive of taxes, duties, tariffs, and similar assessments. As between the Parties, Subscriber is responsible for all sales, use, and excise taxes, and any other similar taxes, duties, tariffs, and charges of any kind imposed by any Governmental Authority on any amounts payable by Subscriber hereunder, other than any taxes imposed on Tradeweb’s income. Subscriber shall pay all such taxes assessed against it and, if such taxes are paid by Tradeweb, Subscriber shall promptly reimburse Tradeweb for any amounts paid by Tradeweb. The Parties shall cooperate with respect to any documentation required by any taxing authority or reasonably requested by a Party to secure a reduction in the rate of applicable taxes.
7.6    To the extent that a set of Licensed Data is not licensed on an exclusive basis to Subscriber (as set forth in the relevant Data Schedule), Tradeweb may deliver to Subscriber the proposed list price therefor, as determined by Tradeweb in its sole discretion, for distribution (the “Tradeweb List Price”); provided that such Tradeweb List Price shall not exceed the price offered to any other subscriber or distributor for comparable market data and purposes. Notwithstanding the foregoing, to the extent distribution of Licensed Data is permitted pursuant to an applicable Data Schedule, subject to the remainder of this Section 7.6 Subscriber may distribute such Licensed Data to Distribution Customers at prices determined by Subscriber in its sole discretion (except to the extent standard pricing may be required by applicable Law or Policies). With respect to any applicable revenue share fee, Subscriber shall not, and shall cause any Approved Third Party Redistributor not to, license the applicable Licensed Data to Distribution Customers or such third party’s end users, as applicable, as a Loss Leader. “Loss Leader” shall mean to offer for sale, license or distribution at a disproportionate discount level compared to other services offered by Subscriber for the specific purpose of selling these other services to the same client or client Affiliate, or maintaining client’s or client Affiliates’ subscription to such other services. This does not cover the offer of discounts for the relevant service required in order to become or remain reasonably competitive as a provider of such service.
8.    Records; Usage Reporting; Right of Inspection.
8.1    Subscriber shall maintain complete, accurate, and up-to-date (i) records relating to its receipt, use, dissemination, and redistribution (as applicable) of the Licensed Data and Data Services, and (ii) to the extent applicable to a set of Licensed Data, accounting records in accordance with United States generally accepted accounting principles showing the basis for Fees (collectively, “Records”). To the extent required with respect to any Licensed Data pursuant to a Data Schedule (or as otherwise agreed to by the Parties), Subscriber shall submit to Tradeweb a report in respect of Subscriber’s receipt, use, dissemination, and redistribution (as applicable) of that Licensed Data in the form and manner set forth in such Data Schedule (“Usage Reporting”). Subscriber shall also promptly provide any additional documentation or information reasonably requested by Tradeweb to support Subscriber’s Usage Reporting and the calculation of any Fees that are charged based on variable reported factors (e.g., a fee per number of end users or a revenue share), and the Parties shall cooperate in good faith to resolve any disputes as to such Usage Reporting; provided that all additional documentation and information provided by Subscriber (together with any agreed changes to the original reports made by Subscriber) shall also be considered “Usage Reporting” hereunder.
8.2    With respect to each set of Licensed Data or any particular Data Service, at any time during the applicable License Period (or term of service) and the six-month period immediately thereafter (or such longer period as may be necessary for Tradeweb or an Administrator (if applicable) to comply with applicable Laws and Policies), Tradeweb, its agents, and auditors (including an Administrator, if applicable) (collectively, “Tradeweb Auditors”) may conduct audits and inspections of the applicable Records to confirm Subscriber’s compliance with the terms of this Agreement with respect to its use of the Licensed Data and Data Services, the accuracy of the Usage Reporting, and calculation of Fees (including as a result of disputes as to the Usage Reporting that are not resolved within 30 days of the initial Usage Reporting). Tradeweb Auditors will conduct these audits and inspections during regular business hours, and in a manner that does not interfere with Subscriber’s normal business operations. These audits and inspections may only occur once per every consecutive twelve-month period with respect to each set of Licensed Data or any particular Data Service, and on at least 90 days’ prior notice to Subscriber, except that Tradeweb may exercise its audit rights more frequently and with only 30 days’ prior notice if it reasonably believes Subscriber is in breach of this Agreement, or if such audit is being conducted pursuant to an official examination, request or requirement of a Governmental Authority or self-regulatory authority and specifically involves Subscriber.
8.3    Subscriber shall cooperate with Tradeweb Auditors in connection with the audits and inspections contemplated in this Section 8, including by providing, at a Tradeweb Auditor’s request and Tradeweb’s expense (except to the extent set forth in Section 8.5, if applicable), (i) access to records and supporting documentation, and (ii) premises, office space, office furnishings, telephone and facsimile services, utilities, and office-related equipment and duplicating services. All access to Subscriber’s premises by Tradeweb Auditors is subject to Subscriber’s reasonable security and confidentiality policies and procedures. If applicable, Subscriber shall ensure that Tradeweb Auditors can exercise audit rights under this Section 8 in respect of any sublicensees or end users of the Licensed Data or Data Services. Notwithstanding anything to the contrary, any audit or inspection, and the results thereof, shall be treated as Subscriber’s Confidential Information.
8.4    If any audit or inspection conducted under Section 8.2 reveals an overpayment by Subscriber, Tradeweb shall issue a refund to Subscriber for the amount of such overpayment. If any audit or inspection conducted under Section 8.2 reveals material noncompliance with this Agreement (including usage of Licensed Data for an activity that is not a Purpose under a Data Schedule) and/or underpayment of Fees, then Subscriber shall promptly pay Tradeweb the amount of any underpayment (i.e., the revenue Tradeweb would have generated absent Subscriber’s noncompliance as well as any interest owed in accordance with Section 7.2) and Subscriber shall cease any such noncompliance unless the Parties otherwise agree to amend this Agreement or a Data Schedule to permit such activities.
8.5    If any audit or inspection reveals an underpayment of 5% or more or that Subscriber is not in material compliance with respect to any set of Licensed Data or any particular Data Services, then Subscriber shall reimburse Tradeweb for its reasonable costs and expenses in connection with conducting such audit or inspection.
9.    Representations and Warranties; Disclaimer.
9.1    Each Party represents and warrants that (i) it is duly organized and in good standing under the Laws of the jurisdiction of its organization, and (ii) it has all requisite corporate authority to execute, deliver, and perform its obligations under this Agreement.

9.2    EXCEPT AS SET FORTH IN SECTION 9.1, OR IN A DATA SCHEDULE, THE LICENSED DATA AND DATA SERVICES ARE PROVIDED “AS IS,” AND TRADEWEB, ITS AFFILIATES, AND ITS AND THEIR LICENSORS, AND ALL APPLICABLE ADMINISTRATORS, HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE LICENSED DATA AND THE DATA SERVICES, INCLUDING THE TRANSMISSION AND TIMELINESS THEREOF, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. TRADEWEB, ITS AFFILIATES, AND ITS AND THEIR LICENSORS, AND ALL APPLICABLE ADMINISTRATORS, SPECIFICALLY DISCLAIM ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. TRADEWEB, ITS AFFILIATES, ITS AND THEIR LICENSORS, AND ALL APPLICABLE ADMINISTRATORS, MAKE NO WARRANTY OF ANY KIND THAT THE LICENSED DATA AND DATA SERVICES, OR ANY PRODUCTS OR RESULTS OF USE OF THE LICENSED DATA AND DATA SERVICES, WILL MEET SUBSCRIBER’S OR ANY OTHER PERSON’S REQUIREMENTS OR BE ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR FREE. THE LICENSED DATA AND DATA SERVICES ARE PROVIDED FOR INFORMATION PURPOSES ONLY AND DO NOT CONSTITUTE, AND SHALL NOT BE CONSTRUED AS, FINANCIAL, LEGAL, ACCOUNTING, TAX, OR INVESTMENT ADVICE, OR A RECOMMENDATION TO BUY, SELL, OR OTHERWISE TRANSACT IN ANY INVESTMENT OR ENTER INTO ANY TRANSACTION. TRADEWEB, ITS AFFILIATES, ITS AND THEIR LICENSORS, AND ALL APPLICABLE ADMINISTRATORS, DO NOT TAKE ACCOUNT OF ANY INVESTOR’S INVESTMENT OBJECTIVES, PARTICULAR NEEDS, OR FINANCIAL SITUATION, AND SUBSCRIBER SHALL MAKE ITS OWN INVESTMENT DECISIONS WITH RESPECT TO ITS USE OF LICENSED DATA AND DATA SERVICES.
10.    Limitation of Liability. TO THE EXTENT PERMITTED BY LAW, EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11 (AS APPLICABLE), TO THE EXTENT CAUSED BY A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, OR TO THE EXTENT CAUSED BY A PARTY’S DISCLOSURE OF CONFIDENTIAL INFORMATION IN VIOLATION OF SECTION 13, (I) THE TOTAL AGGREGATE LIABILITY OF EITHER PARTY, ITS AFFILIATES, ITS AND THEIR LICENSORS, AND ALL APPLICABLE ADMINISTRATORS UNDER ANY EQUITABLE OR LEGAL THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, WILL NOT EXCEED THE TOTAL FEES PAID TO TRADEWEB BY SUBSCRIBER UNDER THE APPLICABLE DATA SCHEDULE(S) DURING THE 12 MONTHS PRECEDING THE FIRST EVENT GIVING RISE TO THE CLAIM , AND (II) NEITHER PARTY, ANY OF ITS AFFILIATES, ITS OR THEIR LICENSORS, NOR ANY ADMINISTRATORS, WILL BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR SIMILAR LOSSES, DAMAGES, OR EXPENSES WHATSOEVER OR HOWSOEVER OCCURRING, WHICH MIGHT ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR SUBSCRIBER’S USE OF THE LICENSED DATA AND DATA SERVICES, INCLUDING LOSSES OR DAMAGES TO PROFITS (WHETHER CHARACTERIZED AS DIRECT OR CONSEQUENTIAL DAMAGES), SALES, TURNOVER, REPUTATION, GOODWILL, CUSTOMERS, DATA, INFORMATION, SOFTWARE, CONTRACTS, ANTICIPATED SAVINGS, WASTED EXPENDITURE, OR BUSINESS OPPORTUNITIES. THE ABOVE LIMITATIONS APPLY EVEN IF A PARTY’S REMEDIES UNDER THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE OR SUCH DAMAGES OR LOSSES WERE FORESEEABLE.

11.    Indemnification.
11.1    Subscriber Indemnification. Subscriber shall indemnify, defend, and hold harmless Tradeweb, its Affiliates, its and their licensors, all applicable Administrators, and their respective officers, directors, employees, and other personnel (collectively, the “Tradeweb Indemnified Parties”) from and against any and all damages, expenses (including reasonable attorneys’ fees and court costs), losses, liabilities, obligations, claims, demands, suits, actions, proceedings, and causes of action (collectively, “Losses”) arising out of or relating to any third-party claim (including, for the avoidance of doubt, a claim by a Distribution Customer, Approved Third Party Redistributor or any Approved Third Party Redistributor’s end user) arising out of or relating to (i) Subscriber’s or its Subscriber Users’ use of, access to, or dissemination or distribution of the Licensed Data and Data Services in violation of this Agreement, or other breach of this Agreement (subject to Tradeweb’s obligations in Section 11.2), (ii) such third party’s use or receipt of or access to the Licensed Data or Data Services through or by means of Subscriber, its Subscriber Users or an Approved Third Party Redistributor, (iii) any combination of the Licensed Data with any other data, information, hardware, software, products, or other materials, technology, or intellectual property, or any derivative works or modifications to the Licensed Data created or made by Subscriber, its Subscriber Users or a Distribution Customer, including any development, creation, or distribution of Derived Data, or (iv) Subscriber or its Subscriber Users’ gross negligence or willful misconduct.
11.2    Tradeweb Indemnification. Tradeweb shall indemnify, defend, and hold harmless Subscriber, its Affiliates, and its and their officers, directors, employees, and other personnel (collectively, the “Subscriber Indemnified Parties”) from and against any and all Losses arising out of or relating to any third-party claim (a) arising out of relating to Tradeweb’s gross negligence or willful misconduct, (b) arising out of or relating to Tradeweb’s breach of this Agreement, (c) that Subscriber’s authorized use of the Licensed Data as provided by Tradeweb infringes a copyright, trademark, patent or other intellectual property rights of such third party, except that Tradeweb has no obligation to indemnify, defend, or hold harmless any Subscriber Indemnified Party to the extent such claim arises out of or relates to (i) use or distribution of the applicable Licensed Data outside of or in excess of the Purpose (including any misuse and/or any use in violation of this Agreement), (ii) a combination of the Licensed Data with any data, information, hardware, software, products, or other materials, technology, or intellectual property not provided by Tradeweb, (iii) any derivative works or modifications to the Licensed Data, including any development, creation, or distribution of Derived Data, or (iv) any use of the Licensed Data after Tradeweb has notified Subscriber that such Licensed Data is or may become subject to an infringement claim. In the defense, settlement, or avoidance of a claim of infringement concerning any Licensed Data or any Data Services, Tradeweb may, at its sole expense and option: (x) procure for Subscriber the right to continue using the Licensed Data or Data Services, (y) replace or modify the Licensed Data or Data Services to be non-infringing with replacement(s) or modifications that do not alter the fundamental nature of the relevant Licensed Data or Data Services (and require Subscriber to return the potentially infringing Licensed Data), or (z) terminate the applicable Data Schedule immediately.
11.3    Indemnification Procedures. A party seeking indemnification under this Agreement (the “Indemnitee”) shall give the indemnifying Party (the “Indemnitor”) prompt notice of any demand for indemnification (a “Claim”), as well as copies of any papers served on the Indemnitee relating to that Claim, but the Indemnitee’s failure to provide or delay in providing that notice or those copies will not release the Indemnitor from its obligations under this Section 11, except to the extent the failure or delay materially prejudices the Indemnitor. The Indemnitor shall conduct the defense of any Claim and any negotiations for its settlement, except that (i) the Indemnitor shall not bind any Indemnitee to any agreement, or otherwise prejudice or impair the rights of any Indemnitee, without the applicable Indemnitee’s prior written consent, which the applicable Indemnitee may not unreasonably withhold or delay, (ii) the Indemnitee shall assist the Indemnitor in the defense of any Claim defended by the Indemnitor, at the Indemnitor’s request and expense, and (iii) the Indemnitee may participate at its expense in the Indemnitor’s defense of or settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. In the event the Indemnitor fails to promptly defend the Claim in the manner required by this Section 11.3, as determined in the Indemnitee’s reasonable discretion, an Indemnitee may, at its option and the Indemnitor’s expense, and on notice to the Indemnitor, conduct the defense of and any settlement negotiations for such Claim subject to the Indemnitor’s indemnification obligations in Section 11.1 or 11.2 (as applicable) in place of the applicable Indemnitee. At the applicable Indemnitee’s request and the Indemnitor’s expense, and in addition to the Indemnitor’s other obligations under this Agreement, the Indemnitor shall assist the applicable Indemnitee with the defense of any Claim for which that Indemnitee conducts the defense under this Section 11.3.
12.    Term; Termination.
12.1    This Agreement is effective as of the Effective Date and will continue in effect until terminated in accordance with its terms (the period in which the Agreement is in effect, the “Term”).
12.2    A Party may terminate any Data Schedule at any time by providing notice of termination to the other Party (the “Breaching Party”) if the Breaching Party commits a material breach of that Data Schedule or a provision of this Agreement that relates to that Data Schedule, and the breach continues unremedied for a period of 30 days after the non-Breaching Party provides notice to the Breaching Party describing the nature of the breach. Subscriber acknowledges that its failure to pay any Fees promptly when due is deemed a material breach.
12.3    Additionally, either Party may terminate this Agreement and/or any Data Schedule at any time by providing notice of termination to the other Party if (i) the other Party commits a breach of Section 13, (ii) the terminating Party reasonably believes it needs to do so in order to (a) limit its liability or protect its reputation, (b) comply with (x) any contractual obligations (e.g., to any third-party data providers – including if a restricted company under any of Tradeweb’s data license agreements becomes an Affiliate of Subscriber) or (y) applicable Laws or Policies, or (iii) Tradeweb ceases to offer the applicable Licensed Data or Data Services generally.
12.4    A Party may terminate this Agreement at any time by providing notice of termination to the other Party if that other Party (i) becomes insolvent or unable to pay its debts as they mature, (ii) makes an assignment for the benefit of its creditors, (iii) is dissolved or liquidated, or takes any corporate action for those purposes, (iv) has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business, or (v) seeks relief or if proceedings are commenced against that other Party, or on its behalf, under any bankruptcy, insolvency, or debtors’ relief Law and those proceedings have not been fully stayed within seven days or vacated or set aside within 30 days after the commencement of those proceedings.
12.5    Upon termination of any Data Schedule (but not this Agreement in its entirety), this Agreement will remain in effect and continue to apply to all then-outstanding Data Schedules.
12.6    Either Party may terminate this Agreement by providing notice of termination to the other Party if no unexpired Data Schedule was in effect at least 60 days prior to the date of the termination notice. This Agreement automatically terminates five years after the termination of all Data Schedules.
12.7    Except as otherwise set forth in a Data Schedule, upon any termination of a Data Schedule, Subscriber shall (i) stop using the applicable Licensed Data and Data Services and related Confidential Information (as defined below), and (ii) except as necessary to comply with applicable Law or Policies, (a) return to Tradeweb all of the Licensed Data and other related Confidential Information in Subscriber’s or its Subscriber Users’ possession or control, or (b) destroy that Licensed Data and Confidential Information in a manner that makes that Licensed Data and Confidential Information non-readable and non-retrievable, and (c) provide Tradeweb with a certificate of return or destruction that includes the dates and facts of the return or destruction and is signed under oath by an officer of Subscriber. In destroying Licensed Data and related Confidential Information in accordance with this Section 12.7, Subscriber shall destroy all (x) hard copies thereof, using technology no less destructive than cross-shredding, (y) electronic copies thereof, in a manner rendering that Licensed Data and Confidential Information contained in those copies permanently non-readable and non-retrievable, and (z) optical media and magnetic storage media containing that Licensed Data and Confidential Information, in a manner rendering any data stored in that media permanently purged or non-readable and non-retrievable. Upon termination of this Agreement, Subscriber shall delete any additional Confidential Information that it or its Subscriber Users possess or control (except as otherwise necessary to comply with applicable Law or Policies or as otherwise set forth in a Data Schedule). Subscriber has no obligation to return or destroy the Licensed Data or related Confidential Information (I) backed up from a computer system in the ordinary course of Subscriber’s business or (II) as required by applicable Law and Policies, but any Licensed Data or related Confidential Information so retained pursuant to clause (I) or (II) remains subject to all applicable obligations under this Agreement and shall not be used for any purpose other than compliance with Law and Policies.
12.8    Sections 2.2, 2.3, 2.4-2.6 (with respect to any Licensed Data that Subscriber is permitted to retain under a Data Schedule), 2.7, 4 (with respect to any Licensed Data that Subscriber is permitted to retain under a Data Schedule), 5, 6, 7, 8, 9, 10, 11, 12.7, 12.8, 13, 14, and 15 survive any termination of this Agreement.
13.    Confidentiality.
13.1    Each Party shall maintain in confidence any confidential information it obtains from the other Party in connection with this Agreement (“Confidential Information”) and shall not use or disclose that information except to the extent necessary to exercise its rights or perform its obligations under this Agreement. The restrictions in the foregoing sentence do not apply to information that (i) the receiving Party (“Recipient”) or its Affiliates rightfully possessed without a duty of confidentiality before obtaining it from the disclosing Party, (ii) is or becomes generally available to and known by the public, other than due to Recipient’s breach of this Agreement, (iii) Recipient or its Affiliates received on an unrestricted basis from a source unrelated to either Party or its Affiliates and not under a duty of confidentiality with respect to the information, or (iv) Recipient or its Affiliates developed independently of the disclosed information. Subscriber acknowledges that, notwithstanding the exceptions identified in the preceding sentence, the Licensed Data is the confidential information of Tradeweb.
13.2    Recipient shall, to the extent permitted by Law, (i) promptly notify the disclosing Party if a Law requires, or a Governmental Authority requires or requests, that Recipient disclose the Confidential Information and (ii) use commercially reasonable efforts to allow the disclosing Party an opportunity to seek (at the disclosing Party’s sole cost and expense) injunctive relief from, or a protective order with respect to, the contemplated disclosure. If notification to the disclosing Party is not permitted by Law, or if it is permitted and that relief or order is not obtained, then Recipient shall (a) disclose only that portion of the Confidential Information that Recipient’s counsel advises must be disclosed, and (b) reasonably cooperate with the disclosing Party to ensure the disclosed Confidential Information is treated in a confidential manner after disclosure.

13.3    If a provision in this Section 13 conflicts with a provision in any non-disclosure agreement, confidentiality agreement, or similar agreement between the Parties, then the provision in this Section 13 governs to the extent of the conflict.
14.    Force Majeure. If and to the extent that either Party’s performance of any of its obligations under this Agreement is prevented, hindered, or delayed (other than Subscriber’s obligation to pay any Fees) by fire, smoke, flood, earthquake, hurricane, elements of nature or acts of God, pandemic or epidemic, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, blackouts, lockouts, labor disputes, communication or Internet delays or failures, or any other cause beyond the reasonable control of that Party (each, a “Force Majeure Event”), and such non-performance, hindrance, or delay could not have been prevented by reasonable precautions, then that Party will be excused for such non-performance, hindrance, or delay of those obligations affected by the Force Majeure Event for as long as such Force Majeure Event continues. Any Party that is unable to perform an obligation under this Agreement due to a Force Majeure Event shall give prompt notice to the other Party of the occurrence, nature and anticipated duration of such Force Majeure Event, and the Parties shall cooperate with each other to seek alternative means and methods to perform such obligation.
15.    Miscellaneous.
15.1    Governing Law. This Agreement, and any dispute, claim, or controversy between the Parties arising out of or relating to this Agreement or the Licensed Data or provision of Data Services, whether in contract, tort, or otherwise, and the Parties’ rights, remedies, and obligations under this Agreement, are to be construed in accordance with and governed by the Laws of the State of New York without giving effect to its conflicts of law rules to the extent those rules would require applying another jurisdiction’s Laws. The Parties exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. The Parties may commence an action, suit, or proceeding arising out of or relating to this Agreement or the Licensed Data or provision of Data Services only in, and hereby consent to the exclusive jurisdiction of, the federal and state courts located in the County of New York within the State of New York.
15.2    Entire Agreement. This Agreement constitutes the complete understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes all previous or contemporaneous discussions, correspondence, negotiations, arrangements, understandings, and agreements between the Parties with respect to its subject matter.
15.3    Assignment. Neither Party shall assign, delegate, or otherwise transfer this Agreement or any of its rights, remedies, or obligations under this Agreement without the other Party’s prior written consent; provided, however, either Party may assign this Agreement or any of its rights, remedies, or obligations under this Agreement (in whole or in part) to any Affiliate or, in the case of Tradeweb, a relevant Administrator, or in connection with a merger, consolidation, or sale of all, or substantially all, of such Party’s business, assets or interests to which this Agreement relates. Any purported assignment, delegation, or other transfer in contravention of this Section 15.3 is void. Each Party acknowledges that its assignment, delegation, or other transfer of this Agreement will not relieve such Party of its obligations under this Agreement. This Agreement binds and inures to the benefit of the Parties and their respective permitted assignees and successors.
15.4    Independent Relationship. Tradeweb and Subscriber are and will remain independent contractors, and nothing herein may be construed to create a partnership or joint venture between them.
15.5    Severability. If a Governmental Authority holds any provision of this Agreement to be unenforceable, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable (if permitted by Law) or disregarding it (if not permitted by Law). If an unenforceable provision is modified or disregarded in accordance with this Section 15.5, then all other provisions of this Agreement are to remain in effect as written, except that this entire Agreement will be unenforceable if modifying or disregarding the unenforceable provision affects the economic and legal substance of the transactions contemplated by this Agreement in a manner materially adverse to either Party.
15.6    Notices. All notices, requests, claims, and other communications between the Parties described in or otherwise regarding this Agreement must be in writing and be given or made (and will be effective on receipt) by delivery in person, by nationally recognized overnight courier service (with signature required and all fees prepaid), by facsimile (with confirmation of transmission), by e-mail, or by registered or certified mail (postage prepaid, return receipt requested) to a Party at its address identified below (or in a Data Schedule) or at any other address of which that Party has notified the other Party in accordance with this Section 15.6. Notwithstanding the foregoing, notices which are applicable generally to Tradeweb data subscribers (or to a subset thereof subscribed to particular Licensed Data or Data Service) may be made by posting such notice to Tradeweb’s public website or to any interface where Subscriber accesses such Licensed Data or Data Service, provided that Tradeweb shall use reasonable efforts to make Subscriber aware of such notice.
15.7    Counterparts. The Parties may execute this Agreement (including any Data Schedule) (i) in multiple counterparts, each of which when executed by a Party’s authorized representative is an original counterpart and all of which together constitute one agreement, and (ii) by delivering in accordance with this Section 15.7 an original or copy of the counterpart of this Agreement bearing the handwritten, electronic, or digital signature of an authorized representative of the Party intending to be bound.
15.8    Amendment. Except as otherwise set forth in this Agreement, this Agreement may be amended or modified only by a written instrument that refers specifically to this Agreement and is executed in accordance with Section 15.7, but “written instrument” does not include the text of e-mails or similar electronic communications.
15.9    No Waiver; Cumulative Remedies. A Party’s failure to enforce any provisions of or rights deriving from this Agreement does not waive those provisions or rights, or that Party’s right to enforce those provisions or rights. Except to the extent stated otherwise in this Agreement, each Party’s rights and remedies under this Agreement are cumulative and are in addition to any other rights and remedies available at Law or in equity.
15.10    Interpretation. The Parties acknowledge that the provisions of this Agreement are the language the Parties chose to express their mutual intent and hereby waive any remedy and the applicability of any Law that would require interpretation of any claimed ambiguity, omission, or conflict in this Agreement against the Party that drafted it. The descriptive headings in this Agreement are used solely for convenience and are not intended to affect its meaning or interpretation. The words “including,” “include,” and “includes” are not limiting and are to be read as if they were followed by the phrase “without limitation.” “Sole discretion” means, with respect to any determination to be made under this Agreement by a Party, the sole and absolute discretion of that Party, without regard to any standard of reasonableness or other standard by which the determination of that Party might be challenged. “Commercially reasonable efforts” means, with respect to a given obligation, the efforts that a reasonable and prudent Person desirous of achieving a result would use in similar circumstances to perform that obligation as promptly as possible consistent with its normal business practices and good-faith business judgment, including the incurrence of reasonable immaterial expenditures or liabilities. Unless stated otherwise, all references to a date or time of day in this Agreement are references to that date or time of day in New York, New York.
15.11    No Publicity. Neither Party shall use the other Party’s name, trade name, trademark, service mark, or symbol, or any abbreviation, contraction, or simulation thereof in marketing or promotional materials or press releases without such Party’s prior written consent (which such Party may withhold in its sole discretion).
15.12    Third-Party Beneficiaries. Except to the extent stated otherwise in this Agreement, nothing in this Agreement confers any legal or equitable right, benefit, or remedy upon any Person other than the Parties. Subscriber acknowledges that the relevant Administrator is a third-party beneficiary of Sections 2.3(viii), 8.2, 9.2, 10, 11.2, and 11.3, and with respect to its Confidential Information, 13.
15.13    Attorneys’ Fees. In any litigation, arbitration, or other proceeding by which a Party either seeks to enforce its rights under this Agreement (whether in contract and/or tort), or seeks a declaration of any rights or obligations under this Agreement, the non-prevailing Party shall reimburse the prevailing Party for the prevailing Party’s reasonable attorneys’ fees and other expenses incurred in connection therewith.
15.14    Unauthorized Disclosure. Recipient acknowledges that the disclosing Party’s Confidential Information is valuable to the disclosing Party, and any unauthorized disclosure, access, use, destruction, alteration, or loss of Confidential Information (an “Information Loss”) may cause irreparable injury to the disclosing Party, and (ii) the remedies at Law for any Information Loss may be inadequate and the damages resulting from any breach of Section 2.3 or Section 13 may not readily be measured in monetary terms. Without limiting any of the disclosing Party’s other rights and remedies, (a) if Recipient becomes aware of an actual or threatened Information Loss, then Recipient shall, to the extent permitted by Law, promptly notify the disclosing Party and reasonably cooperate with the disclosing Party to regain possession of its Confidential Information and prevent any further Information Loss, and (b) if there is an actual or threatened Information Loss, then the disclosing Party may seek any injunctive or other equitable relief that a court of competent jurisdiction deems proper (including an order restraining any threatened or future Information Loss), on use of affidavit evidence or otherwise, and without furnishing proof of actual damages or posting a bond or surety.
[signature page follows]

The Parties have caused this Master Data License Agreement to be executed by their respective duly authorized representatives.

REFINITIV US LLC	TRADEWEB MARKETS LLC

By: /s/ Kerry Baker Relf	By: /s/ Sara Furber
Name: Kerry Baker Relf	Name: Sara Furber
Title: Group Director	Title: Chief Financial Officer
Date: October 25, 2023	Date: October 25, 2023

REFINITIV US ORGANIZATION LLC	If to Tradeweb Markets LLC.: 1177 Avenue of the Americas New York, NY 10036 Attention: Douglas Friedman E-mail: [***] Fax: [***]

By: /s/ Paul Jacobson
Name: Paul Jacobson
Title: Financial Controller
Date: October 24, 2023

If to Refinitiv: 28 Liberty Street New York, NY 10005 Attention: General Counsel E-mail: [***]

Schedule A
Tradeweb Supplemental Terms

Certain information and services (referred to herein as the “Licensed Data” or “Data Services”, as applicable) that you receive may be owned by Tradeweb Markets LLC (“Tradeweb”) and received through Refinitiv’s platform or services. When your firm receives the Licensed Data or Data Services, the following terms apply:

1.    THE LICENSED DATA IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND. TRADEWEB, ITS AFFILIATES, AND ITS AND THEIR LICENSORS HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. TRADEWEB, ITS AFFILIATES, AND ITS AND THEIR LICENSORS SPECIFICALLY DISCLAIM ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE, OR TRADE PRACTICE. TRADEWEB, ITS AFFILIATES, AND ITS AND THEIR LICENSORS MAKE NO WARRANTY OF ANY KIND THAT THE LICENSED DATA AND DATA SERVICES, OR ANY PRODUCTS OR RESULTS OF USE OF THE LICENSED DATA AND DATA SERVICES, WILL MEET ANY PERSON’S REQUIREMENTS OR BE ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR FREE. THE LICENSED DATA AND DATA SERVICES ARE PROVIDED FOR INFORMATION PURPOSES ONLY AND DO NOT CONSTITUTE, AND SHALL NOT BE CONSTRUED AS, FINANCIAL, LEGAL, ACCOUNTING, TAX, OR INVESTMENT ADVICE, OR A RECOMMENDATION TO BUY, SELL, OR OTHERWISE TRANSACT IN ANY INVESTMENT OR ENTER INTO ANY TRANSACTION.

2.    TRADEWEB, ITS AFFILIATES, AND ITS AND THEIR LICENSORS SHALL NOT BE RESPONSIBLE OR LIABLE FOR ANY INJURY OR DAMAGES ARISING OUT OF THE LICENSED DATA OR DATA SERVICES, INCLUDING ANY DELAYS, INTERRUPTIONS, OR OMISSIONS IN THE LICENSED DATA OR DATA SERVICES. TO THE EXTENT PERMITTED BY LAW, NEITHER TRADEWEB, ANY OF ITS AFFILIATES, NOR ITS OR THEIR LICENSORS WILL BE LIABLE TO ANY PERSON FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR SIMILAR LOSSES, DAMAGES, OR EXPENSES WHATSOEVER OR HOWSOEVER OCCURRING, WHICH MIGHT ARISE OUT OF OR IN CONNECTION WITH YOUR USE OF THE LICENSED DATA AND DATA SERVICES, INCLUDING LOSSES OR DAMAGES TO PROFITS (WHETHER CHARACTERIZED AS DIRECT OR CONSEQUENTIAL DAMAGES), SALES, TURNOVER, REPUTATION, GOODWILL, CUSTOMERS, DATA, INFORMATION, SOFTWARE, CONTRACTS, ANTICIPATED SAVINGS, WASTED EXPENDITURE, OR BUSINESS OPPORTUNITIES.

3.    You acknowledge and agree that (i) as between you and Tradeweb, full title and all proprietary and intellectual property rights of any nature in the Licensed Data and Data Services (including without limitation patents, copyrights and trademarks) are owned by Tradeweb and shall remain the sole property of Tradeweb; (ii) you shall have no right or interest in such Licensed Data or Data Services, except the right to use such Licensed Data or Data Services in accordance with the terms and conditions of your agreement with Refinitiv.

4.    You authorize Refinitiv to provide to Tradeweb any information related to your receipt and use of the Licensed Data or Data Services that Tradeweb may reasonable request, including, without limitation, your organization’s name and contact details.

5.    Upon termination of your agreement with Refinitiv, you shall cease using and delete or destroy all copies of the Licensed Data and Data Services. Upon Tradeweb’s or Refinitiv’s request, you agree to certify in writing that such Licensed Data or Data Service has been deleted or destroyed, and you shall otherwise comply with any reasonable instructions with respect thereto provided by Tradeweb or Refinitiv’s.

Schedule B-1

Individual Use Restricted List

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Schedule B-2

Enterprise Use Restricted List
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

TRADEWEB DATA SCHEDULE 1 - LEGACY DATA
TO THE TRADEWEB MASTER DATA LICENSE AGREEMENT

The undersigned Subscriber(s) are hereby subscribing to the Licensed Data for the Purpose and on the terms and conditions set forth in this Tradeweb Data Schedule (this “Data Schedule”) and the use case annexes attached hereto (each, a “Data Use Case Annex”), which are subject to and made a part of the Tradeweb Master Data License Agreement specified below (as amended, the “Master Agreement”). Capitalized terms used but not otherwise defined in this Data Schedule have the meanings given to them in the Master Agreement.

Subscriber:	As defined in Section 1.2 of the Master Agreement
Licensed Data:
The market data sets (including real-time and historical data) identified on Exhibit A hereto (as amended from time to time by written consent of the Parties), as further specified in a Data Use Case Annex. As used herein, the term “Legacy Data” refers to the Licensed Data hereunder that is set forth on Exhibit A as of the date hereof.

Master Agreement:
The Tradeweb Master Data License Agreement dated November 1, 2023 between Tradeweb Markets LLC (“Tradeweb”) and the undersigned Subscriber (each of Tradeweb and the Subscriber, a “Party” and together, the “Parties”), as amended.

License:
Subject to the terms and conditions set forth in the Master Agreement and this Data Schedule (including but not limited to Section 2.7 of the Master Agreement), Tradeweb grants Subscriber a non-exclusive (except as to Exclusive Use Licensed Data as expressly set forth below), non-transferable, terminable, sub-licensable, worldwide, limited license to use and redistribute the Licensed Data for each Purpose set forth in a Data Use Case Annex.
For the avoidance of doubt, the foregoing license does not permit Subscriber to sell or otherwise distribute any historical data, including any real time or delayed data stored by Subscriber or delivered by Tradeweb, unless expressly set forth in a Data Use Case Annex or otherwise agreed in writing by the Parties.

Purpose:
As set forth in a Data Use Case Annex.
Any additional purposes for which Subscriber wishes to use or redistribute the Licensed Data shall be subject to a new (or amended) Data Use Case Annex mutually agreed in writing and executed by Tradeweb and Subscriber.

License Period:
Initial License Period: November 1, 2023 – October 31, 2025
Transition Period: Following the Initial License Period, if the Parties have not entered into a written renewal (in any form as may be so agreed), then upon the notice of either Party to the other Party, the terms and conditions of this Data Schedule shall continue in full force and effect for an additional twelve (12) months following the date of expiration of the Initial License Period (the “Transition Period”) to allow for an orderly transition of the market data distribution arrangements contemplated under this Data Schedule. For avoidance of doubt, the Transition Period, if applicable, shall be considered part of the “License Period” for purposes of the Master Agreement and this Data Schedule.

Delivery:	In the same manner the Legacy Data is delivered immediately prior to the Effective Date.

Fees:
Fixed Fees:
Initial License Period: In respect of the license grants contained in Data Use Case Annexes 1, 2 and 3, Subscriber will pay to Tradeweb an annual license fee of $[***] (the “Annual License Fee”), which shall be payable in quarterly installments in advance on the 1st of November, February, May and August during the Initial License Period. Additionally, Subscriber will pay to Tradeweb a one-time fee of $[***] for the delivery of the Gold Copies, which shall be payable within 30 days following such delivery (together with the Annual License Fee, the “Fixed Fee”).
Transition Period (if applicable): Subscriber shall pay to Tradeweb an amount equal to the Fixed Fee in effect at the end of the Initial License Period plus a percentage increase thereof equal to the cumulative percentage increase in US CPI over the most recent twelve (12) month period immediately preceding the Transition Period. The term “US CPI” means the Consumer Price Index for All Urban Consumers for the US City Average for all Items, 1982-1984 Equal 100 Base, as reported by the US Department of Labor’s Bureau of Labor Statistics. Such fee shall be payable in quarterly installments in advance on the 1st of November, February, May and August during the Transition Period.
The Parties acknowledge and agree that no discount is being given with respect to the license of any Licensed Data labeled as “Regulated” on Exhibit A as of the date hereof, and the standard license fee for such “Regulated” Licensed Data (for the relevant Purpose) is included in the Annual License Fee set forth above. The Parties further acknowledge and agree that, except as may be hereafter specifically agreed in writing by the Parties, the Annual License Fee does not include (i) any license to any data that is not Legacy Data, or (ii) any license to Licensed Data for any use or distribution that is not a Purpose as of the date hereof, each of which may be subject to additional fees.
Any other fixed fees agreed to in writing after the date hereof in a new or amended Data Use Case Annex shall constitute an increase to the Annual License Fee set forth above (prorated for any partial periods).
Revenue Share Fees
Any revenue share fees set forth in a Data Use Case Annex (including those set forth in Annex 4 hereto as of the date hereof) shall be payable quarterly in arrears within thirty (30) days following receipt of an invoice therefor in accordance with Section 7 of the Master Agreement.

Usage Reporting:
No later than thirty (30) days after last day of each calendar month of the License Period, including the information required by the relevant Data Use Case Annex. Such Usage Reporting shall be delivered to Tradeweb in csv or excel file format by email at the following address: [***]. Additional Usage Reporting requirements may also be specified in a Data Use Case Annex, to the extent applicable.

Exclusive Use Licensed Data:
With respect to the Licensed Data marked as “Exclusive Use” on Exhibit A hereto (the “Exclusive Use Licensed Data”), Tradeweb shall not, and shall cause its Subsidiaries not to, without Subscriber’s prior written consent, license any such Exclusive Use Licensed Data to an unaffiliated third party for any Purpose that is listed on a Data Use Case Annex; provided however, that the foregoing shall not prevent Tradeweb from:
(a)    using Exclusive Use Licensed Data: (i) to create, use, license or distribute derived data of any kind (in which Subscriber and its Affiliates will have no rights of any kind, including intellectual property rights), provided that the Exclusive Use Licensed Data cannot be reverse engineered or otherwise identified from analysis or further processing of the derived data, or (ii) in insubstantial amounts, in raw or manipulated form, (x) within reports for Tradeweb clients or (y) on a non-continuous, point-in-time basis as part of a bona fide Tradeweb service (and not on a standalone basis); provided that in each case of (i) and (ii), Tradeweb’s use and distribution of Exclusive Use Licensed Data cannot be used as a replacement or substitute for the Exclusive Use Licensed Data; or
(b)    licensing and distributing Exclusive Use Licensed Data on the Tradeweb viewer or by other means (and for such purposes) intended to directly support Tradeweb’s trading business; or
(c)    providing Exclusive Use Licensed Data to third parties on a time limited trial basis for evaluation purposes only, it being understood that following any such trial evaluation where the evaluating party wishes to subscribe (on a non-trial basis) to Exclusive Use License Data in a manner or for a purpose that Tradeweb is prohibited from providing pursuant to the foregoing restrictions, Tradeweb will refer such third parties to Subscriber.

Gold Copy Service:
On January 2, 2025, Tradeweb will deliver an indexed copy of all data delivered to the Subscriber during such first year pursuant to this Data Schedule (collectively, the “Gold Copies”). Notwithstanding anything to the contrary set forth herein, Subscriber may use such Gold Copies solely for its internal record keeping purposes.

[signature page follows]

The Parties have caused this Data Schedule to be executed by their respective duly authorized representatives with effect as of the date of Tradeweb’s signature below.

REFINITIV US LLC	TRADEWEB MARKETS LLC

By: /s/ Kerry Baker Relf	By: /s/ Sara Furber
Name: Kerry Baker Relf	Name: Sara Furber
Title: Group Director	Title: Chief Financial Officer
Date: October 25, 2023	Date: October 25, 2023

Exhibit A
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

DATA USE CASE ANNEX 1 – Individual End User Services

Purpose:
Distribute real time and historical Covered Data to Distribution Customers via one or more Covered Services (where the Distribution Customer’s individual end users are the recipients and users of such Licensed Data and exercise reasonable control over their receipt and use thereof through user accounts and/or credentials), solely for the Individual Use of such end users.
As used above, “Individual Use” means, with respect to an individual end user of a Distribution Customer:
(a)    view, use and copy (download and/or print) Covered Data for such end user’s individual internal use;
(b)    modify the Covered Data, and create Derived Data thereof, solely for such end user’s individual internal use;
(c)    distribute and redistribute insubstantial portions of Covered Data and/or Derived Data thereof in a non-systematic manner; and
(d)    distribute Covered Data to other end users of the same Distribution Customer who have a subscription from Subscriber to view the same Covered Data.

Covered Data:	Specific Licensed Data as indicated in Exhibit A
Covered Services:
The following services offered by Subscriber and its Affiliates as of the date hereof (except as specified below):
1.    Eikon and Workspace (including such currently-existing Subscriber products and services, at such time as they are migrated into Workspace)
2.    Real time data feeds
3.    Datascope
4.    Tick History
5.    IFR News Platform (limited to periodic news/reporting containing insubstantial portions of the Covered Data)
The Parties acknowledge and agree that each Covered Service also includes (i) the renaming or rebranding of such Covered Service, from time to time, by Subscriber and its Affiliates in their discretion and (ii) modifications, changes, extensions, evolutions, updates, upgrades, new generations, and/or replacements of such Covered Service that do not (individually or in the aggregate) (x) materially alter or expand the functionality of such Covered Service or (y) otherwise alter such Covered Service to such a degree that it creates a new product/service.

Fees:	Included in the Annual License Fee
Usage Reporting Requirements:	Annual report, which shall include, as reasonably available to Subscriber, information on the use of Tradeweb RICs by Distribution Customers.

DATA USE CASE ANNEX 2 – Customer Enterprise Services

Purpose:
Distribute Covered Data to Distribution Customers via one or more Covered Services (solely where the Distribution Customer’s enterprise applications are the recipients and users of such Covered Data), solely for the internal use of such Distribution Customers, provided that such Distribution Customers will be permitted to use the data internally, to manipulate the data and create Derived Data (for internal use only), and to distribute and redistribute insubstantial portions of Covered Data in a non-systematic manner.

Covered Data:	Specific Licensed Data as indicated in Exhibit A
Covered Services:
The following services offered by Subscriber and its Affiliates:
1.    Real time data feeds
2.    Datascope (non-real-time data)
3.    Tick History
4.    IFR News Platform (limited to periodic news/reporting containing insubstantial portions of the Covered Data)

The Parties acknowledge and agree that each Covered Service also includes (i) the renaming or rebranding of such Covered Service, from time to time, by Subscriber and its Affiliates in their discretion and (ii) modifications, changes, extensions, evolutions, updates, upgrades, new generations, and/or replacements of such Covered Service that do not (individually or in the aggregate) (x) materially alter or expand the functionality of such Covered Service or (y) otherwise alter such Covered Service to such a degree that it creates a new product/service.

Fees:	Included in the Annual License Fee
Usage Reporting Requirements:	Monthly report, which shall include the name of the Distribution Customer, and the specific data licensed.

DATA USE CASE ANNEX 3 – Derived Data

Purpose:	Creation of Derived Data using the Covered Data as an input, for use in a Covered Product.
Covered Data:	Specific Licensed Data as indicated in Exhibit A
Covered Products:
As of the date hereof, the following are the only Covered Products:
1.    Refinitiv Evaluated Pricing Service (REPS)
2.    Refinitiv interest rate, zero coupon, and other similar yield curves
3.    Two specific legacy on-demand reports for distribution solely to UBS
Additional Covered Products may be added upon notice by Subscriber to Tradeweb with reasonable details about the manner and scope of use of Covered Data. Tradeweb shall have no right to object to any such addition and there shall be no additional Fees incurred for any such addition.

Fees:	Included in the Annual License Fee
Usage Reporting Requirements:	On the date hereof and thereafter upon request by Tradeweb (not more than once every six calendar months during the License Term), Subscriber shall provide a list of the asset classes for which REPS use Covered Data as an input and each curve type that uses Covered Data as an input. The Parties shall discuss in good faith and mutually agree on appropriate Usage Reporting requirements for any Covered Products added after the date hereof.

DATA USE CASE ANNEX 4 – Redistribution Using a Third Party

Purpose:	Distribute Covered Data to an Approved Third Party Redistributor for the purpose of such Approved Third Party Redistributor further redistributing the Covered Data to its customers for use and/or distribution as may be mutually agreed by the Parties per the below.
Covered Data:	Specific Licensed Data as indicated in Exhibit A
Approved Third Party Redistributor:
None as of the date hereof
Additional Approved Third Party Redistributors may be added only by written agreement of the Parties (which shall include the uses for which such Approved Third Party Redistributors may license Covered Data to their customers), and nothing herein shall obligate any party to agree to enter into any such written agreement.

Revenue Share:
During each quarter of the License Period, Subscriber shall pay Tradeweb an amount equal to [***] percent ([***]%) of the gross revenue Subscriber and its Affiliates generate (which includes amounts invoiced with respect to such quarter regardless of whether they were paid in such quarter) from the distribution by Approved Redistribution Customers of the Covered Data under this Annex.

Usage Reporting Requirements:	Monthly report, which shall include the name of the Approved Third Party Redistributor, specific data licensed, license term and monthly license fee.

TRADEWEB DATA SCHEDULE 2 – U.S. TREASURIES ACTIVES DATA
TO THE TRADEWEB MASTER DATA LICENSE AGREEMENT

The undersigned Subscriber is hereby subscribing to the Licensed Data for the Purpose and on the terms and conditions set forth in this Tradeweb Data Schedule (this “Data Schedule”), which is subject to and made a part of the Tradeweb Master Data License Agreement specified below (as amended, the “Master Agreement”). Capitalized terms used but not otherwise defined in this Data Schedule have the meanings given to them in the Master Agreement.

Subscriber(s):	As defined in Section 1.2 of the Master Agreement.
Licensed Data:	The U.S. Treasuries Actives Data identified on Exhibit A hereto (as amended from time to time by written consent of the Parties).
Master Agreement:
Tradeweb Master Data License Agreement dated November 1, 2023 between Tradeweb Markets LLC (“Tradeweb”) and the undersigned Subscriber (each of Tradeweb and Subscriber, a “Party” and together, the “Parties”), as amended.

License:
Subject to the terms and conditions set forth in the Master Agreement and this Data Schedule (including but not limited to Section 2.7 of the Master Agreement), without limiting the license granted to Subscriber in respect of the Licensed Data pursuant to the Tradeweb Data Schedule 1 – Legacy Data (the “UST License”), Tradeweb grants Subscriber a limited license to sublicense Subscriber’s rights under the UST License to the 19901 Service Provider solely for each Purpose set forth herein (the “Additional UST License”).
“19901 Service Provider” shall mean, as of the date hereof, Tullet Prebon Information Limited plc (“19901 SP”), its Affiliates and any entity that is a successor (including without limitation, by change of name, dissolution, merger, consolidation, reorganization, sale or other disposition) to any such business entity or its business and assets (collectively, the “TP ICAP Group”).
In the event Subscriber wishes to replace the TP ICAP Group as its RCM 19901 service provider following the execution of this Data Schedule, Subscriber shall notify Tradeweb and the Parties will discuss in good faith any applicable changes to this Data Schedule arising out of such replacement.

Purpose:
Distribute the Licensed Data to the 19901 Service Provider solely:
1.To the extent necessary for the 19901 Service Provider to provide RCM 19901 to 19901 Customers pursuant to a 19901 Customer Agreement (including, without limitation, for purposes of branding, marketing, promotion and demonstration of RCM 19901),
2. To the extent necessary for the 19901 Service Provider to perform calculations on the Licensed Data and return the results thereof to Subscriber for delivery to 19901 Customers via a Refinitiv Delivery Mechanism, and
3. For internal use by the 19901 Service Provider.
As used herein:
“RCM 19901” shall mean that certain Reuters Capital Markets 19901 service (including any replacement or successor services thereto).
“19901 Customer” shall mean any RDM Subscriber that has executed a 19901 Customer Agreement with the 19901 Service Provider. For the avoidance of doubt, 19901 Customers shall not be considered Distribution Customers by virtue of their subscription to RCM 19901, provided, that such Person may separately qualify as a Distribution Customer with respect to other services offered by Subscriber.
“19901 Customer Agreement” shall mean the 19901 Service Provider’s agreement with a 19901 Customer from time to time setting out the terms and conditions for a 19901 Customer’s access to and use of RCM 19901, including the Licensed Data via a Refinitiv Delivery Mechanism.
“Refinitiv Delivery Mechanism” shall mean the services and facilities provided from time to time by Subscriber or any of its Affiliates in order to make available RCM 19901 to Subscribers.
“RDM Subscriber” means any third Person that subscribes from time to time to a Refinitiv Delivery Mechanism.

License Period:
Initial License Period: November 1, 2023 – October 31, 2025
Transition Period: Following the Initial License Period, if the Parties have not entered into a written renewal (in any form as may be so agreed), then upon the notice of either Party to the other Party, the terms and conditions of this Data Schedule shall continue in full force and effect for an additional twelve (12) months following the date of expiration of the Initial License Period (the “Transition Period”) to allow for an orderly transition of the market data distribution arrangements contemplated under this Data Schedule. For avoidance of doubt, the Transition Period, if applicable, shall be considered part of the “License Period” for purposes of the Master Agreement and this Data Schedule.

Delivery:
In the same manner the Licensed Data is delivered immediately prior to the Effective Date or as mutually agreed among the Parties.
The Parties agree to work together in good faith during the Initial License Period to develop and implement a combined stream containing the Dealerweb Active Streams marketplace data and the Dealerweb Central Order Limit Book data (as further described on Exhibit A) (the “Combined UST Stream”), which will be delivered to Subscriber as mutually agreed by the Parties.

Fees:
During each 12 month period of the Initial License Period and the Transition Period, Subscriber shall pay to Tradeweb an amount equal to the greater of (i) [***]percent ([***]%) of the Qualifying Revenue for such 12 month period, or (ii) [***] ($[***]) (the “UST Subscription Fee Share”).
The UST Subscription Fee Share shall be payable quarterly in arrears within thirty (30) days following receipt of an invoice therefor in accordance with Section 7 of the Master Agreement. Subscriber shall pay any amount necessary to satisfy the minimum amount of the UST Subscription Fee Share with respect to any 12 month period as part of the final quarterly payment for such 12 month period.
Where Subscriber and its Affiliates are responsible for determining the price at which RCM 19901 is distributed to third Persons, Subscriber agrees that neither it nor its Affiliates shall license RCM 19901 as a 19901 Loss Leader. Where the 19901 Service Provider is responsible for determining the price at which RCM 19901 is distributed to third parties, Subscriber warrants that either it or its Affiliates shall contractually require during the term of the UST Distribution Agreement, that the 19901 Service Provider shall not license RCM 19901 as a 19901 Loss Leader, and Subscriber agrees to use commercially reasonable efforts to include substantially similar contractual requirements in any future arrangement (with the 19901 Service Provider or another third Person) with respect to distribution of RCM 19901.
As used herein:
“Qualifying Revenue” shall mean, with respect to any relevant period of time, the aggregate value of all RCM 19901 Subscription Fees for such period of time, excluding any value added, sales and/or other taxes and/or tariff duties directly levied on 19901 Customers in respect of the supply of RCM 19901 to them and any withholding or equivalent taxes that the 19901 Service Provider is required to deduct under applicable tax laws; provided, that if at any time the 19901 Service Provider ceases to provide RCM 19901 to 19901 Customers, “Qualifying Revenue” shall mean the revenues directly generated by Subscriber and its Affiliates from the distribution by them or a third party of RCM 19901.
“RCM 19901 Subscription Fees” shall mean, with respect to any relevant period of time, all fees charged by the 19901 Service Provider to a 19901 Customer during such period of time for receipt and use of RCM 19901.

“19901 Loss Leader” shall mean to offer for sale at a disproportionate discount level compared to other services (either Subscriber services or 19901 Service Provider services, as applicable) for the specific purpose of selling these other services to the same client or client Affiliate, or maintaining client’s or client Affiliates’ subscription to such other services. This does not cover the offer of discounts for RCM 19901 required in order to meet competition with respect to RCM 19901.

Usage Reporting:
No later than thirty (30) days after last day of each quarter of the License Period including, a list of 19901 Customers receiving RCM 19901 and the amount of RCM 19901 Subscription Fees attributable to each such 19901 Customer for the relevant quarter. Such Usage Reporting shall be delivered to Tradeweb in csv or excel file format by email at the following address: [***]. Subscriber represents that no contractual restriction exists in the UST Distribution Agreement that would prohibit Subscriber from providing the information set forth herein.

Indemnification:
Subject to the paragraph below and the procedures set forth in Section 11.3 of the Master Agreement, Tradeweb shall, on behalf of Subscriber and its Affiliates, indemnify and hold harmless 19901 SP and its Affiliates, directors, employees, officers, managers and agents from and against any and all claims, loss, damage or expense, including reasonable attorneys’ fees and disbursements, costs of investigation, interest, fines, penalties, judgments and amounts paid in settlement (“19901 Service Provider Losses”) that 19901 SP may owe to a third party arising out of any infringement or alleged infringement by the Licensed Data hereunder of any third party’s intellectual property, unless such infringement or alleged infringement is caused by (i) any modifications to such Licensed Data by 19901 SP or a 19901 Customer, (ii) any combination of such Licensed Data with other data by 19901 SP or a 19901 Customer, or (iii) the use of such Licensed Data other than in accordance with the UST Distribution Agreement. In relation to the foregoing, and for purpose of Section 11 of the Master Agreement, the “Indemnitee” shall be deemed to be 19901 SP and the “Indemnitor” shall be deemed to be Tradeweb and “Losses” shall be deemed to be “19901 Service Provider Losses”.
With respect to the foregoing, Subscriber warrants that the UST Distribution Agreement shall, during the term thereof, contain indemnification obligations on the part of Subscriber, or its Affiliate, identical to those set forth above, and procedures substantially similar to those set forth in Section 11.3 of the Master Agreement. Tradeweb shall, at Subscriber’s or its applicable Affiliate’s direction, directly indemnify 19901 SP in accordance with the above and Section 11.3 of the Master Agreement. The Parties acknowledge that the above paragraph and Section 11.3 of the Master Agreement are not intended to mean that Tradeweb must, and Tradeweb is not obligated to, indemnify 19901 SP pursuant to this paragraph for any amount or to any other extent exceeding the amount or extent that Subscriber or its Affiliates are required to indemnify 19901 SP pursuant to the UST Distribution Agreement; provided, however, that Tradeweb shall indemnify and hold harmless Subscriber and its Affiliates in accordance with the procedures set forth in Section 11.3 of the Master Agreement from and against any and all claims, loss, damage or expense, including reasonable attorneys’ fees and disbursements, costs of investigation, interest, fines, penalties, judgments and amounts paid in settlement incurred by Subscriber or its Affiliates arising out of or related to Tradeweb’s failure to comply with the indemnification obligations set forth in the above paragraph and Section 11.3 of the Master Agreement.

Subscriber Warranty:
In relation to the Additional UST License, Subscriber warrants that either it or its Affiliates shall contractually require during the term of the UST Distribution Agreement, in each case, (i) that the 19901 Service Provider comply with all restrictions on the use and distribution of the Licensed Data contained in the Master Agreement and this Data Schedule, including, without limitation, Section 2.8 of the Master Agreement as modified by this Data Schedule with respect to the Licensed Data hereunder, (ii) promptly notify Tradeweb if it, or its Affiliates, become aware of any material breach or threatened material breach of such restrictions, and (iii) procure for the benefit of Tradeweb the rights under the Contracts (Rights of Third Parties) Act of 1999 to enforce the rights and restrictions set forth in the UST Distribution Agreement (excluding any relevant audit clause set forth in such agreement; provided, that Subscriber represents that, as of the Effective Date, the UST Distribution Agreement does not include any provision that would prohibit Subscriber or its Affiliates notifying Tradeweb to the extent it or such Affiliate becomes aware of any material breach or threatened material breach related to the 19901 Service Provider’s use and distribution of the Licensed Data as a result of any audit). To the extent Tradeweb exercises such rights under the Contracts (Rights of Third Parties) Act of 1999, Subscriber or its Affiliates shall, at Tradeweb’s expense, provide such assistance to Tradeweb as it reasonably requires to enforce such rights and restrictions against the 19901 Service Povider. Neither Subscriber nor its Affiliates shall be responsible for any breach by the 19901 Service Provider of the Additional UST License (as sub-licensee of Subscriber or its Affiliates), including, without limitation, any failure to comply with the restrictions on use and distribution of the Licensed Data contained in the Master Agreement or this Data Schedule.
“UST Distribution Agreement” shall mean that certain agreement by and between Subscriber or its Affiliates and a member of the 19901 Service Provider with respect to the provision of the Licensed Data to the 19901 Service Provider by Subscriber or its Affiliates in relation to the provision of RCM 19901.

UST Restricted List:
Notwithstanding any other provision of the Master Agreement, solely with respect to the Licensed Data hereunder, Subscriber shall not, and shall cause the 19901 Service Provider not to, without the prior written consent of Tradeweb, distribute the Licensed Data to any trading venue that (a) competes with Dealerweb Inc.’s (“Dealerweb”) lit order book; and (b) is owned or operated by any Person listed on Exhibit B hereto (the “UST Restricted List”) or any Persons reasonably known to be Affiliates of such Person (collectively, the “UST Restricted Parties”). References to Restricted Lists and Restricted Parties in the Master Agreement shall be deemed to include UST Restricted Lists and UST Restricted Parties, respectively.

[signature page follows]

The Parties have caused this Data Schedule to be executed by their respective duly authorized representatives with effect as of the date of Tradeweb’s signature below.

REFINITIV US LLC	TRADEWEB MARKETS LLC

By: /s/ Kerry Baker Relf	By: /s/ Sara Furber
Name: Kerry Baker Relf	Name: Sara Furber
Title: Group Director	Title: Chief Financial Officer
Date: October 25, 2023	Date: October 25, 2023

Exhibit A

US Treasuries Actives Data
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

Exhibit B
UST Restricted List
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

TRADEWEB DATA SCHEDULE 3 – RECAPTURED CUSTOMER DATA SERVICE
TO THE TRADEWEB MASTER DATA LICENSE AGREEMENT

The undersigned Subscriber is hereby subscribing to the Data Service set forth below on the terms and conditions set forth in this Tradeweb Data Schedule (this “Data Schedule”), which is subject to and made a part of the Tradeweb Master Data License Agreement specified below (as amended, the “Master Agreement”). Capitalized terms used but not otherwise defined in this Data Schedule have the meanings given to them in the Master Agreement.

Subscriber:	As defined in Section 1.2 of the Master Agreement.
Data Service:
Set forth on Attachment A hereto (as it may be modified as set forth below) are (a) certain customers (each, a “Specified Customer”) to which Tradeweb provides Tradeweb Viewer access without billing for such access as part of a prior cooperative arrangement among the Parties to encourage such Specified Customers to become clients of Subscriber’s products, and (b) the product and functionality access currently held by certain users of each such Specified Customer (such users, the “Covered Users” and such access, “Covered User Access”). As used herein, “Tradeweb Viewer” means a front-end application provided by Tradeweb or any of its Affiliates to users for accessing a multi-dealer to customer platform, whether for view and trading access or for view only access.
During the Service Period, Tradeweb (or its Affiliates, as applicable) will provide Covered User Access to Covered Users pursuant to the applicable Specified Customer agreements relevant to such Covered User Access, but shall not invoice the Specified Customers for the Covered Fees.

Master Agreement:
The Tradeweb Master Data License Agreement dated November 1, 2023 between Tradeweb Markets LLC (“Tradeweb”) and the undersigned Subscriber (each of Tradeweb and the Subscriber, a “Party” and together, the “Parties”), as amended.

Service Period:
November 1, 2023 – October 31, 2024
At the request of Tradeweb, Subscriber shall notify the relevant Specified Customer of the end of its relevant Covered User Access and direct such Specified Customer (and/or its Covered Users) to Tradeweb for continued access to the Covered User Access.

Fees:
No fees shall be payable by Subscriber hereunder.
Tradeweb shall not invoice a Specified Customer for any Covered User Access; provided, that Tradeweb may invoice a Specified Customer for other goods or services provided to it that do not constitute Covered User Access.

Changes to Attachment A:
In addition to amendments to this Data Schedule permitted under the terms of the Master Agreement, Attachment A hereto may be modified as follows:
1.    Any part of Attachment A may be modified at any time by email confirmation by both of (i) for Tradeweb, a Managing Director in the Market Data group (or successor thereto) or an executive level corporate officer of Tradeweb, and (ii) for Subscriber, Andrew Hughes, Global Partnership Director or the Head of Content Acquisition (or such persons’ designated successor(s)) (each, a Party’s “Designated Authority”).
2.    Any Covered User Access may be removed at any time following notice from Subscriber’s Designated Authority to Tradeweb’s Designated Authority; provided that Subscriber shall, at the same time such notice is provided to Tradeweb, notify the relevant Specified Customer (and/or its Covered Users) of the end of its relevant Covered User Access and direct such Specified Customer (and/or its Covered Users) to Tradeweb for continued access to the Covered User Access.
3.    Tradeweb’s Designated Authority shall notify Subscriber’s Designated Authority if it determines in its sole discretion to cease offering any Covered User Access to the relevant Covered User or if any Specified Customer cancels any Covered User Access and the relevant Covered User Access shall be removed with effect from such notice (provided, that in the event Tradeweb thereafter determines to begin offering such Covered User Access again, it shall notify Subscriber in the same manner and, if requested by Subscriber’s Designated Authority, such Covered User Access shall be added to Attachment A again).

[signature page follows]

The Parties have caused this Data Schedule to be executed by their respective duly authorized representatives with effect as of the date of Tradeweb’s signature below.

REFINITIV US LLC	TRADEWEB MARKETS LLC

By: /s/ Kerry Baker Relf	By: /s/ Sara Furber
Name: Kerry Baker Relf	Name: Sara Furber
Title: Group Director	Title: Chief Financial Officer
Date: October 25, 2023	Date: October 25, 2023

Attachment A
[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

TRADEWEB DATA SCHEDULE 4 – REVENUE SHARE DATA
TO THE TRADEWEB MASTER DATA LICENSE AGREEMENT

The undersigned Subscriber is hereby subscribing to the Licensed Data for the Purpose and on the terms and conditions set forth in this Tradeweb Data Schedule (this “Data Schedule”), which is subject to and made a part of the Tradeweb Master Data License Agreement specified below (as amended, the “Master Agreement”). Capitalized terms used but not otherwise defined in this Data Schedule have the meanings given to them in the Master Agreement.

Subscriber(s):	As defined in Section 1.2 of the Master Agreement.
Licensed Data:	The market data sets identified on Exhibit A hereto (as amended from time to time by written consent of the Parties)
Master Agreement:
The Tradeweb Master Data License Agreement dated November 1, 2023 between Tradeweb Markets LLC (“Tradeweb”) and the undersigned Subscriber (each of Tradeweb and Subscriber, a “Party” and together, the “Parties”), as amended.

License:
Subject to the terms and conditions set forth in the Master Agreement and this Data Schedule (including but not limited to Section 2.7 of the Master Agreement), Tradeweb grants Subscriber a non-exclusive, non-transferable, terminable, sub-licensable, worldwide, limited license to distribute the Licensed Data for each Purpose set forth herein.
For the avoidance of doubt, the foregoing license does not permit Subscriber to sell or otherwise distribute any historical data, including any real time or delayed data stored by Subscriber or delivered by Tradeweb, unless otherwise agreed in writing by the Parties.

Purpose:
Distribute Licensed Data to Distribution Customers via:
1.    Eikon or Workspace (including such currently-existing Subscriber products and services, at such time as they are migrated into Workspace) (the “Desktop Services”) (solely where the Distribution Customer’s individual end users are the recipients and users of such Licensed Data and exercise control over their receipt and use thereof through user accounts and/or credentials), solely for the Individual Use of such end users or

2.    One or more Non-Desktop Services (solely where the Distribution Customer’s enterprise applications are the recipients and users of such Licensed Data), solely for the internal use of such Distribution Customers; provided that such Distribution Customers will be permitted to use the data internally, to manipulate the data and create Derived Data (for internal use only), and to distribute and redistribute insubstantial portions of Licensed Data in a non-systematic manner;
provided, that access to any Licensed Data distributed via a Desktop Service or Non-Desktop Service must be set up with a Permissionable Entity code in Subscriber’s systems (a “PE Code”) to control fee-liable entitlements for the Licensed Data.
As used above, “Individual Use” means, with respect to an individual end user of a Distribution Customer:
(e)    view, use and copy (download and/or print) Licensed Data for such end user’s individual internal use;
(f)    modify the Licensed Data, and create Derived Data thereof, solely for such end user’s individual internal use;
(g)    distribute and redistribute insubstantial portions of Licensed Data and/or Derived Data thereof in a non-systematic manner; and
(h)    distribute Licensed Data to other end users of the same Distribution Customer who have a subscription from Subscriber to view the same Licensed Data.
As used above, “Non-Desktop Services” means, the following services offered by Subscriber and its Affiliates as of the date hereof (except as specified below):
5.    Real time data feeds
6.    Datascope (non-real-time data)
7.    Tick History
8.    IFR News Platform (limited to periodic news/reporting containing insubstantial portions of the Licensed Data)
The Parties acknowledge and agree that each Desktop Service or Non-Desktop Service also includes (i) the renaming or rebranding of such service, from time to time, by Subscriber and its Affiliates in their discretion and (ii) modifications, changes, extensions, evolutions, updates, upgrades, new generations, and/or replacements of such service that do not (individually or in the aggregate) (x) materially alter or expand the functionality of such service or (y) otherwise alter such service to such a degree that it creates a new product/service.
Any additional purposes for which Subscriber wishes to use or redistribute the Licensed Data shall be subject to a new (or amended) Data Schedule mutually agreed in writing and executed by Tradeweb and Subscriber.

License Period:
Initial License Period: November 1, 2023 – October 31, 2025
Transition Period: Following the Initial License Period, if the Parties have not entered into a written renewal (in any form as may be so agreed), then upon the notice of either Party to the other Party, the terms and conditions of this Data Schedule shall continue in full force and effect for an additional twelve (12) months following the date of expiration of the Initial License Period (the “Transition Period”) to allow for an orderly transition of the market data distribution arrangements contemplated under this Data Schedule. For avoidance of doubt, the Transition Period, if applicable, shall be considered part of the “License Period” for purposes of the Master Agreement and this Data Schedule.

Delivery:	In the same manner the Licensed Data is delivered immediately prior to the Effective Date or as mutually agreed among the Parties.
Fees:
During the Initial License Period and the Transition Period, if applicable, with respect to the specific data listed on Exhibit A, Subscriber shall pay to Tradeweb the percentage specified on Exhibit A of the gross revenue Subscriber directly generates from the distribution of the Licensed Data to Distribution Customers by means of the Desktop Products or Non-Desktop Products.
Any Fees shall be payable quarterly in arrears within thirty (30) days following receipt of an invoice therefor in accordance with Section 7 of the Master Agreement. For purposes of calculating any applicable revenue share payable by Subscriber and set forth herein, the gross revenue Subscriber and its Affiliates directly generate from the distribution of the Licensed Data to a third Person shall be deemed to be the greater of (x) Tradeweb’s listed price for the relevant Licensed Data and (y) the actual fees charged to such Person by Subscriber.

Usage Reporting:
No later than thirty (30) days after last day of each calendar month of the License Period including, with respect to Desktop Services and Non-Desktop Services distribution, the name of each individual end user who was permissioned to access a respective PE Code in such month, the Distribution Customer for that end user, the access source (i.e., Eikon, Workspace or other Refinitiv service), and the gross fees charged to individual end user for each PE Code entitled data product. Such Usage Reporting shall be delivered to Tradeweb in csv or excel file format by email at the following address: [***].

[signature page follows]

The Parties have caused this Data Schedule to be executed by their respective duly authorized representatives with effect as of the date of Tradeweb’s signature below.

REFINITIV US LLC	TRADEWEB MARKETS LLC

By: /s/ Kerry Baker Relf	By: /s/ Sara Furber
Name: Kerry Baker Relf	Name: Sara Furber
Title: Group Director	Title: Chief Financial Officer
Date: October 25, 2023	Date: October 25, 2023

Exhibit A

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

TRADEWEB DATA SCHEDULE 5 – MARKS FILE AND MD SERVER DATA SERVICE
TO THE TRADEWEB MASTER DATA LICENSE AGREEMENT

The undersigned Subscriber is hereby subscribing to the Data Service set forth below on the terms and conditions set forth in this Tradeweb Data Schedule (this “Data Schedule”), which is subject to and made a part of the Tradeweb Master Data License Agreement specified below (as amended, the “Master Agreement”). Capitalized terms used but not otherwise defined in this Data Schedule have the meanings given to them in the Master Agreement.

Subscriber:	As defined in Section 1.2 of the Master Agreement.
Data Service:
MD Server and Marks Market File Set
Tradeweb shall, and shall cause its Affiliates to, provide Licensed Data via Tradeweb’s server (the “MD Server” and files from https://md-us.tradeweb.com/marks) to certain customers of Subscriber during the Service Period, as requested by Subscriber.
Tradeweb shall, and shall cause its Affiliates to: (i) use commercially reasonable efforts to assist Subscriber in migrating such customers from the existing Tradeweb infrastructure to Subscriber infrastructure and, where applicable, from legacy Tradeweb contracts to Subscriber contracts; and (ii) promptly upon request by Subscriber, cease to provide Licensed Data via such Tradeweb infrastructure to any such customer of Subscriber as notified (including via email) to Tradeweb by Subscriber; provided, that where applicable, prior to terminating access to the relevant Licensed Data, Tradeweb and Subscriber shall work together in good faith to resolve any issues relating to such customer, including, but not limited to, providing such customer with a cure period consistent with such customer’s contract with Subscriber.

Master Agreement:
The Tradeweb Master Data License Agreement dated November 1, 2023 between Tradeweb Markets LLC (“Tradeweb”) and the undersigned Subscriber (each of Tradeweb and the Subscriber, a “Party” and together, the “Parties”), as amended.

Service Period:
Initial Service Period: November 1, 2023 – October 31, 2025
Transition Period: Following the Initial License Period, if the Parties have not entered into a written renewal (in any form as may be so agreed), then upon the notice of either Party to the other Party, the terms and conditions of this Data Schedule shall continue in full force and effect for an additional twelve (12) months following the date of expiration of the Initial License Period (the “Transition Period”) to allow for an orderly transition of the market data distribution arrangements contemplated under this Data Schedule. For avoidance of doubt, the Transition Period, if applicable, shall be considered part of the “License Period” for purposes of the Master Agreement and this Data Schedule.

Fees:
MD Server Fees
For the first unique pair of login passwords per customer assigned to an MD Server (each, an “MD Server Pair”), and thereafter for each additional customer login and password assigned to an MD Server for such customer (each, an “Additional MD Server”), Subscriber will pay the below annual amounts to Tradeweb in advance for each MD Server Pair and Additional MD Server in service.
Year 1: $[***]
Year 2: $[***]
Transition Period: $[***]
The total number of unique login passwords shall be calculated as of October 31 immediately prior to the applicable year of the Service Period. No payment will be made in any subsequent period for servers canceled prior to such date.
Each customer is entitled to a single Qualified Disaster Recovery or business continuity server at no charge to Subscriber provided that:
(i)    the server pair is not in the same physical geographic location as the MD Server Pair or Additional MD Server(s).
(ii)    the server pair does not have the same public IP address as the MD Server Pair or Additional MD Server(s).
(iii)    Subscriber is not charging the customer a fee for the server pair.
Tradeweb shall provide Subscriber annual invoices indicating company name, server login ID, server location, the number of billable MD Server Pairs, and Additional MD Servers
Marks Fees
Subscriber agrees to pay Tradeweb annually in advance the greater of: (i) [***]of the annual revenue for each Tradeweb Marks account maintained by Tradeweb for a customer of Subscriber or (ii) the sum of $[***]per year for each set of Tradeweb Marks files respective to a specified market (e.g., U.S. Treasuries) (each a “Marks Market File Set”) for each customer account to which the Marks Market File Sets are made available; provided, that with respect to the [***] Platinum Tradeweb Marks account, Subscriber shall pay Tradeweb $[***]per year for each Marks Market File Set.

[signature page follows]

The Parties have caused this Data Schedule to be executed by their respective duly authorized representatives with effect as of the date of Tradeweb’s signature below.

REFINITIV US LLC	TRADEWEB MARKETS LLC

By: /s/ Kerry Baker Relf	By: /s/ Sara Furber
Name: Kerry Baker Relf	Name: Sara Furber
Title: Group Director	Title: Chief Financial Officer
Date: October 25, 2023	Date: October 25, 2023

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